Exhibit 99

As the region’s first practice, the Department of Psychiatry of JRSS has been opened for consultation

In order to meet the mental health needs of common people, the Department of Psychiatry of JRSS (Harbin Jiarun hospital) was officially opened for consultation. As the region’s first psychiatric specialty, it has filled the gap in this region, opening a brand new chapter in mental and psychological services, and providing scientific, advanced and comprehensive diagnosis and treatment services for mental patients throughout the province.

According to the data from the Mental Health Center of the Chinese Center for Disease Control and Prevention, the number of various kinds of mental patients in China has exceeded 100 million, among which 16 million are suffering from severe mental disorders. Such patients live in a “different world”, suffering from mental torture and bringing untold sufferings to their families.

The Department of Psychiatry of JRSS (Jiarun Hospital), is the region’s first psychiatric specialty. The medical team of the department is provided with strong strength, advanced equipment, complete functions and comfortable environment. The first-class psychiatric experts with rich clinical experience and top professional technical level in the province are engaged, and advanced instruments are equipped.

The Department gives full play to the technology-leading and driving role of experts, actively introduces advanced treatment technology in the field of mental diseases, diversifies treatment methods, enhances treatment level, improves disease prognosis, and builds a psychiatric medical highland. Adhering to the concept of whole-course treatment and whole-course rehabilitation, providing family-style therapy and nursing for the majority of mental patients, organically combining treatment, nursing and rehabilitation, the Department aims to jointly create a paradise for the rehabilitation of mental patients.

Scope of Diagnosis & Treatment

Organic psychosis, alcohol dependence, alcoholism, schizophrenia, neurosis, manic depression, personality disorder, mental retardation, adolescent psychological disorder, emotional disorder, insomnia and other mental diseases.

About JRSIS Health Care Corporation.

JRSIS Health Care Corporation is a corporation organized in the United States under laws of the State of Florida, which owns one main hospital and two branches located in Harbin City in the People’s Republic of China. The Company provides well rounded medical services to all of its patients. From less complicated services such as Dentistry to highly sophisticated operations such as General Surgery, the Hospitals’ staff are prepared to provide immediate medical treatment services throughout all 24 hours of the day. The modern facilities and cutting-edge equipment, as well as highly skilled and experienced personnel, enable the Hospitals to attend to patient medical and healthcare needs. The Company offer comprehensive healthcare services including: medical consulting, surgery, obstetrics and gynecology, pediatrics, anesthesia, clinic laboratory, medical imaging, and traditional Chinese medicine.

Contact:
----------------------------------
2860264901@qq.com

RELATED LINKS

JRSIS Health Care Corporation

http://www.jhcc.cn